Exhibit 99.1

For Immediate Release

OPTUMRX, CATAMARAN COMPLETE COMBINATION

Schaumburg, IL (July 23, 2015) – Catamaran Corporation [NASDAQ: CTRX, TSX: CCT] announced that Optum completed its acquisition of Catamaran effective earlier today.

Under the terms of the agreement, all of the shares of Catamaran were acquired for $61.50 per share in cash, with all Catamaran shares expected to be delisted from NASDAQ effective as of close of trading today and from the Toronto Stock Exchange (TSX) shortly.

In connection with the completion of the acquisition, Catamaran repaid in full and terminated its existing senior credit facilities. On July 23, 2015, Catamaran also delivered an irrevocable notice of redemption to holders of all of its outstanding 4.75% Senior Notes due 2021 (CUSIP No. 148887AA0) (the “Notes”) and irrevocably deposited with the trustee for the Notes sufficient funds to fund the redemption in full of the Notes on August 23, 2015. As a result, Catamaran and the subsidiary guarantors under the Notes have been released from their respective obligations under the Notes indenture (subject to certain limited exceptions), effective as of July 23, 2015.

About Catamaran

Catamaran, one of the industry’s fastest-growing pharmacy benefits manager, helps organizations and the communities they serve take control of prescription drug costs. Managing more than 400 million prescriptions each year on behalf of 35 million members, our flexible, holistic solutions improve patient care and empower individuals to take charge of their health. Processing one in every five prescription claims in the U.S., Catamaran’s skill and scale deliver compelling financial results and sustainable improvement in the overall health of members. Catamaran is headquartered in Schaumburg, IL., with multiple locations in the United States and Canada. For more information, please visit www.CatamaranRx.com, and for industry news and information follow Catamaran on Twitter, @CatamaranCorp.

Investor and Media Contact:

Tony Perkins

Tel: (312) 261-7805

tony.perkins@catamaranrx.com